                                                                      EXHIBIT 23


            [LETTERHEAD OF DEGOLYER AND MACNAUGHTON  APPEARS HERE]


                                        March 24, 1997


Sabine Royalty Trust
NationsBank of Texas, N.A.
NationsBank Plaza-12th Floor
901 Main Street
Dallas, Texas 75202

Gentlemen:

     We hereby consent to the inclusion of our letter report dated February 28, 1997, concerning the reserves and revenue, as of January 1, 1997, of certain royalty interests owned by Sabine Royalty Trust in the Annual Report on Form 10-K for the year ended December 31, 1996, of the Sabine Royalty Trust to be filed with the Securities and Exchange Commission. We also consent to the references to our firm under "Reserves" in Item 2 of the Form 10-K.

                                        Very truly, yours,


                                        /s/ Degolyer and MacNaughton

                                        DeGOLYER and MacNAUGHTON